Exhibit 23.1







                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Prospectus on Form S-3 of our report dated January 18, 2002 (except for Note 18 for which the date is February 25, 2002) relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of Colonial Properties Trust (the Company), which is incorporated in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP



Birmingham, Alabama